Exhibit 99.1

SLR Investment Corp. Completes Merger with SLR Senior Investment Corp.

NEW YORK – April 1, 2022—SLR Investment Corp. (NASDAQ: SLRC) (“SLRC”) is pleased to announce the closing of the previously announced merger with SLR Senior Investment Corp. (“SUNS”), with SLRC as the surviving company. The combined company will operate as SLR Investment Corp. and continue to trade on the NASDAQ Global Select Market under the ticker symbol “SLRC.” Based on December 31, 2021 financial information, the combined company has approximately $2.6 billion of total assets and $1.1 billion of total net assets on a pro forma basis.

“We believe the combined company will provide several long-term benefits to shareholders,” said Bruce Spohler, Co-Chief Executive Officer of SLR Investment Corp. “The reduction of the base management fee, cost savings through synergies, and opportunities to reduce our borrowing costs will enhance the combined company’s net interest margin.”

“The combined portfolio provides shareholders with increased diversification and access to a broader set of niche private lending strategies,” said Michael Gross, Co-Chief Executive Officer of SLR Investment Corp. “As of December 31, 2021, on a pro forma basis, approximately 70% of the combined company’s income was attributed to specialty finance loans and approximately 30% was attributed to cash flow loans. We believe SLRC’s unique mix of asset-based loans and first lien senior secured cash flow loans to sponsor-backed U.S. upper middle market companies provides shareholders with an attractive and differentiated return profile.”

In connection with the merger, former SUNS shareholders will receive 0.7796 shares of SLRC for each share of SUNS based on the final exchange ratio, subject to payment of cash in lieu of fractional shares. As a result of the merger, legacy SLRC shareholders and former SUNS shareholders own approximately 77% and 23%, respectively, of the combined company.

In addition, upon closing of the merger, SLRC’s annual base management fee payable by SLRC to SLR Capital Partners, LLC (“SCP”) was lowered from 1.75% to 1.50% on gross assets up to 200% of SLRC’s total net assets and SLRC retained the annual base management fee payable by SLRC to SCP of 1.00% on gross assets that exceed 200% of SLRC’s total net assets. SLRC’s target leverage ratio will remain at 0.90x —1.25x debt-to-equity.

Keefe, Bruyette & Woods, A Stifel Company, served as financial advisor and Blank Rome LLP served as the legal counsel to the special committee of SLRC. Houlihan Lokey Capital, Inc. served as financial advisor and Dechert LLP served as the legal counsel to the special committee of SUNS. Katten Muchin Rosenman LLP served as the legal counsel to SLRC, SUNS and SCP.

About SLR Investment Corp.

SLR Investment Corp. is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, SLRC primarily invests directly and indirectly in leveraged, U. S. middle market companies in the form of cash flow senior secured loans including first lien and second lien debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets. For more information, please visit: www.slrinvestmentcorp.com

About SLR Capital Partners, LLC

SLR Capital Partners is an SEC-registered investment adviser that primarily invests in leveraged, U.S. middle market companies in the form of cash flow and asset-based senior secured investments. Currently, SLR Capital Partners manages public and private business development companies, private credit funds and separately managed accounts, including serving as the investment adviser to SLR Investment Corp.

Since its formation in 2006, SLR Capital Partners and its affiliates have invested over $15 billion in approximately 1,500 different portfolio companies with approximately 250 private equity sponsors. For more information, please visit: https://www.slrcapitalpartners.com

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition or the two-step merger of SUNS with and into SLRC (the “Merger”). The forward-looking statements may include statements as to: future operating results of SLRC and SUNS and distribution projections; business prospects of SLRC and SUNS and the prospects of their portfolio companies; and the impact of the investments that SLRC and SUNS expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the expected synergies and savings associated with the Merger; (ii) the ability to realize the anticipated benefits of the Merger, including the expected elimination of certain expenses and costs due to the Merger; (iii) the risk that shareholder litigation in connection with the Merger may result in significant costs of defense and liability; (iv) changes in the economy, financial markets and political environment; (v) risks associated with possible disruption in the operations of SLRC or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (vi) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (vii) conditions in SLRC’s operating areas, particularly with respect to business development companies or regulated investment companies; (viii) general considerations associated with the COVID-19 pandemic; and (ix) other considerations that may be disclosed from time to time in SLRC’s publicly disseminated documents and filings. SLRC has based the forward-looking statements included in this press release on information available to it on the date of this press release, and SLRC assumes no obligation to update any such forward-looking statements. Although SLRC undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that SLRC in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contact

SLR Investment Corp. and SLR Senior Investment Corp.

Investor Relations (646) 308-8770